Exhibit 10.19

July 13, 2006

FEEDSTOCK AGREEMENT

BETWEEN

NOVA BIOFUELS OKLAHOMA LLC

AND

CONAGRA TRADE GROUP, INC.

This Feedstock Agreement (the “Agreement”) is dated as of the 26 day of July, 2006, by and between NOVA BIOFUELS OKLAHOMA LLC, a Delaware Limited Liability Company having its offices at 2777 Allen Parkway, Suite 800, Houston, TX 77019, (“Buyer”), and CONAGRA TRADE GROUP, INC., a Delaware corporation having its offices at Eleven ConAgra Drive, Omaha, Nebraska (“CTG”) (each of Buyer and CTG is a “Party” and together they are collectively referred to as the “Parties”).

RECITALS

WHEREAS, Buyer desires to have CTG originate and supply certain feedstock required for biodiesel production at Buyer’s plant to be located in Oklahoma (the “Plant”), and to provide related services to Buyer; and

WHEREAS, CTG desires to enter into an agreement with Buyer to originate and supply such products and provide the related services for Buyer;

NOW THEREFORE, in consideration of these premises and the mutual promises and covenants set forth herein, CTG and Buyer mutually agree as follows:

ARTICLE 1
DEFINITIONS

As used in this Agreement, the following terms have the following meanings:

1.1                                 “Agreement” means this Feedstock Supply Agreement.

1.2                                 “AFOA” means the American Fats and Oils Association.

1.3                                 “Alternate Feedstock Losses” has the meaning given in Exhibit “D”.

1.4                                 “Alternate Specifications” has the meaning given in Section 5.1.

1.5                                 “Benchmark Price” has the meaning given in Section 3.3.1.

1.6                                 “Claims” has the meaning given in Section 10.2.

1.7                                 “Confidential Information” has the meaning given in Section 9.1.

1.8                                 “Confirmed Order” has the meaning given in Section 3.2.

1.9                                 “Constructively Placed” or “Constructive Placement” means, with respect to a shipment of Feedstock by railcar, that such railcar has been deemed constructively placed by the applicable railroad.

1.10                           “Contract Quarter” means each of the four consecutive 3-month periods within a Contract Year.

1.11                           “Contract Year” means each consecutive 1-year period during the Term, commencing on the date of initial production of biodiesel at the Plant.

1.12                           “COPA” means the Canadian Oilseed Processors Association.

1.13                           “CTG Incentive” means the incentive as provided for in Section 3.4.

1.14                           “Delivered Feedstock Price” means the price in $/pounds for the applicable Feedstock as established in the applicable Confirmed Order.

1.15                           “Delivery” has the meaning given in Section 12.1.

1.16                           “Delivery Point” means the locations at the Plant where shipments of Feedstock are physically received from barges or trucks, respectively.

1.17                           “Demurrage” means all costs, damages, penalties and charges resulting from any delay in loading and/or unloading of Feedstock shipments, including, without limitation, any delay related to any truck, rail car, or barge, as applicable: (i) being incapable of timely offloading any shipment of Feedstock due to mechanical failure or for other reasons, and (ii) delivering any shipment of Feedstock to an incorrect location.

1.18                           “Feedstock” means animal fats, vegetable oils, and/or their derivatives as they are found to be acceptable for biodiesel production by both Parties.

1.19                           “FOSFA” means the Federation of Oils, Seeds and Fats Associations.

1.20                           “Force Majeure” has the meaning given in Section 11.2.

1.21                           “Francis-Mustoe & Company Daily Market Sheet” means a published sheet daily on www.francis-mustoe.com under “daily markets”.

1.22                           “Holiday” means a day on which the majority of national banks in Oklahoma are not open for business.

1.23                           “Indemnitee Group” has the meaning given in Section 10.2.

1.24                           “Indemnitor” has the meaning given in Section 10.2.

1.25                           “Initial Term” has the meaning given in Section 2.1.

1.26                           “Jacobsen” means the published sheet found at www.thejacobsen.com (select, “Market News, Animal, Fats & Oils Bulletin”).

1.27                           “Master Agreement” means the Master Netting, Setoff, Credit and Security Agreement of even date herewith between Buyer and CTG.

1.28         “Minimum Purchase Obligation” has the meaning given in Section 3.6

1.29                           “MT” means metric tonnes.

1.30                           “Normal Operating Hours” has the meaning given in Section 6.2.

1.31                           “NOPA” means the National Oilseed Processors Association.

1.32                           “Order Month” means the calendar month in which a shipment of Feedstock is ordered for delivery.  For example, for May delivery, May shall be the Order Month.

1.33                           “Plant” has the meaning given in the first recital.

1.34                           “PORAM” means the Palm Oil Refiners Association of Malaysia.

1.35                           “Renewal Terms” has the meaning given in Section 2.2.

1.36                           “Representatives” has the meaning given in Section 9.2.

1.37                           “Service Fee” has the meaning given in Section 3.5.

1.38                           “Start-up Period” means the period beginning on the date the Plant commences biodiesel production and ending at the end of the first month in which (a) the Plant has produced biodiesel in excess of eighty percent (80%) of its design capacity, or (b) the six-month anniversary of the first date on which biodiesel production began, whichever comes first.

1.39                           “Trade Rules” means the applicable trade rules of AFOA, COPA, FAMNI, FOSFA, NOPA, PCOPA, and PORAM, all as set forth in greater detail at Exhibit “E”, which trade rules shall apply only to the limited extent expressly provided herein, but not otherwise.

1.40                           “USDA” means the United States Department of Agriculture.

1.41                           “USDA Bluesheet” is a published sheet found daily and updated daily by 3:30CST at http://www.am.usda.gov/mnreports/NW_LS442.TXT.

1.42                           Industry Usage.  Any word, phrase or expression that is not defined in this Agreement and that has a generally accepted meaning in the custom and usage in the Feedstock industry shall have that meaning in this Agreement.

1.43                           Currency.  All references to “dollars” or “$” in this Agreement shall be references to amounts expressed in United States currency.  All calculations of monetary sums shall be made in U.S. currency.

ARTICLE 2
TERM

2.1                                 Initial Term. This Agreement shall become effective as of the date signed by Buyer and CTG and shall extend until the later of (a) ten (10) years from the date of Buyer’s first purchase of Feedstock from CTG; or (b) May 1, 2018 unless extended either by mutual agreement of the Parties or due to Force Majeure pursuant to Section 11.1 (the “Initial Term”). Either Party shall have the right on fifteen (15) days prior written notice to the other Party to terminate this Agreement if production of biodiesel does not commence at the Plant by May 1, 2008 unless such date is extended by mutual agreement of the Parties or due to Force Majeure pursuant to Section 11.1.  Upon any such termination no Party shall have any liability to the other Party with respect to this Agreement or the transactions contemplated hereby, except in respect to confidentiality obligations under Article 9.

2.2                                 Renewal Terms. The Parties may, by written mutual agreement, extend this Agreement for successive five (5) year terms (each a “Renewal Term”), provided, however, that such extension agreement shall have been executed by the Parties no later than six (6) months prior to the end of the then-current term.

ARTICLE 3
FEEDSTOCK SUPPLY TERMS

3.1                                 Supply of Feedstock; Plant Location. Except as otherwise provided in this Agreement, Buyer agrees to purchase one-hundred percent (100%) of Buyer’s Feedstock requirements for biodiesel production at the Plant from CTG, and CTG agrees to supply such Feedstock to Buyer, at the Delivered Feedstock Price.  CTG may deliver the Feedstock via rail cars, tanker trucks, or barge with such shipments not to exceed size units as mutually agreed.  Both Parties agree to discuss the Feedstock availability options, delivery options, and agree to reach a mutually agreeable delivery schedule as set forth in Exhibit “A”.

Should Buyer subsequently plan to increase biodiesel production at the Plant in excess of the current maximum production quantity, whether via expansion or otherwise, Buyer will first offer to CTG the opportunity to supply, by amendment to this Agreement, the Feedstock needed for such increased production.  Such offer will be in writing, setting out the proposed production changes, timing and other relevant details.  If CTG does not accept such offer, or if the parties are unable to otherwise negotiate an acceptable amendment to this Agreement to supply the additional Feedstock, within thirty (30) days of Buyer’s written offer, then Buyer may offer such additional supply to a third party on terms no less favorable to Buyer than those last offered by CTG.

The Parties agree that the Plant shall be located at either Catoosa, Muskogee or Oklahoma City, Oklahoma.  Buyer has the right to select among these three locations; however, Buyer covenants that the Plant shall accommodate, at a minimum, truck and railcar traffic (both receiving and loading) to support the supply requirements herein and in that certain Biodiesel Sale and Purchase Agreement of even date herewith.

3.2                                 Delivered Feedstock Price.  The Delivered Feedstock Price to Buyer will be established through an “offer” and “confirmation” process between both Parties.  CTG will offer delivered Feedstock prices to Buyer and Buyer shall timely confirm the offered price volume and delivery period to establish each “Confirmed Order”, all as set forth in Exhibit ”A”.  Should Buyer reject, or fail to confirm, the Feedstock offers on a timely basis, CTG will be relieved of any obligation to deliver any such Feedstock and to procure any substitute Feedstock should Buyer’s inventory be depleted in the absence of the declined Feedstock  or otherwise as a result of Buyer’s failure to order.

3.3           Benchmark Prices.

3.3.1        Source of Benchmark Pricing.  The “Benchmark Price” for each Feedstock is based on the relevant published market price, subject to certain freight and other cost adjustments, all as set forth in Exhibit “B”.  The Parties agree to utilize these sources for the applicable Feedstock market price.

3.3.2        Changes to Benchmark Pricing.  Neither the formula for calculating the Benchmark Price, nor the source of published market prices in respect of any Feedstock, shall be changed without the written consent of the Parties.  In the event that (a) Buyer may require the addition of a Feedstock, which is not materially represented in Exhibit ”B”, (b) new improved sources for market quotations become available, (c) any of the sources for the published market prices set forth in Exhibit “B” becomes temporarily or permanently unavailable, (d) CTG receives new adjustment value data, (e) adjustments arising from changes in published market freight, railcar costs and/or fuel surcharges, or (f) changes occur in industry regulations, either Party may propose changes to the applicable portions of Exhibit “B”.  Upon approval of both Parties the contents of Exhibit ”B” may be formally amended.  If following a review of any such events, the Parties are unable to agree to any revisions to Exhibit “B”, then the matter shall be resolved according to the provisions of Section 14.4.

3.4                                 CTG Incentive.  Buyer shall pay CTG an incentive (the “CTG Incentive”) on all applicable shipments of Feedstock in accordance with Exhibit “C”.

3.5                                 CTG Service Fee.  Buyer shall pay CTG a “Service Fee” of [*] for every pound [*] of Feedstock supplied by CTG and accepted and received at the Plant by Buyer (or for the Minimum Purchase Obligation, whichever is greater); provided, however, that CTG shall promptly refund to Buyer any Service Fees received from Buyer in connection with any volumes which are subsequently determined to be nonconforming and rejected in accordance with the provisions of Section 5.3.  Such Service Fee payable hereunder shall be increased to [*] pound [*] of substitute Feedstock that (i) meets Alternate Specifications and (ii) is available at a price of at least [*]/lb. below then-current market price for the Feedstock to be replaced.  CTG will invoice and identify this charge as a “Service Fee” along with the Feedstock product invoice and CTG Incentive.  Unless this Agreement is terminated by both parties pursuant to Section 8.1 or by Buyer under Section 8.2, Buyer shall in all other termination events be obligated to pay the Service Fee, based on the Minimum Purchase Obligation, that would have otherwise been owed had the Agreement continued for the lesser of (x) one (1) year, or (y) the balance of the Initial Term.

*       Portions omitted pursuant to a request for confidential treatment and filed separately with the Securities and Exchange Commission.

3.6                                 Buyer’s Minimum Purchase Obligation.  Except as otherwise provided in this Agreement, Buyer shall purchase from CTG no less than 73.5 million pounds of Feedstock per each Contract Quarter of this Agreement (the “Minimum Purchase Obligation”).  Each month during the Start-up Period, the Minimum Purchase Obligation shall be reduced prorata based on the amount that the actual monthly Plant production bears to the monthly design capacity for the Plant.  Should a shortfall in Feedstock purchases exist at the end of any Contract Quarter, Buyer shall then be obligated to pay the Service Fee on such shortfall pursuant to Section 3.5 and the Master Agreement.  If all or part of such shortfall is made up in a subsequent Contract Quarter within a given Contract Year (after satisfying the obligation for that subsequent Contract Quarter), the amount paid for the shortfall under this Section shall be repaid to Buyer to the extent the shortfall has been made up.  Feedstock purchases in excess of the annual Minimum Purchase Obligation shall not be carried forward from one Contract Year to the next.

3.7                                 Buyer’s Failure to Purchase.  In the event that CTG is prepared to deliver the Feedstock per the relevant Confirmed Order, and Buyer fails to take delivery of any such tonnage and CTG, after using commercially reasonable efforts, sells such Feedstock to a substitute buyer, then Buyer shall reimburse CTG for the amount, if any, by which the Delivered Feedstock Price exceeds the price paid by the substitute buyer, plus reasonable additional costs incurred by CTG due to such substitute sale, including, without limitation, additional leased car costs, dead mileage costs for leased cars, and out-of-pocket costs of selling Feedstock.  If CTG is unable to sell the Feedstock to a substitute buyer then Buyer shall reimburse CTG for the entire purchase price plus reasonable additional costs, and CTG shall redeliver such Feedstock to Buyer (at Buyer’s expense).  CTG shall in any event be entitled to the Service Fee on Feedstock sales under this Section.  Payment shall be made according to the terms set forth in Section 4 upon Buyer’s receipt of appropriate documentation from CTG, including, without limitation, invoices and receipts related to such sale of Feedstock.  All such additional costs incurred by CTG, if any, shall be fully documented by CTG and submitted to Buyer as a condition to Buyer’s reimbursement hereunder.

3.8                                 CTG Delivery Obligation.  Except as otherwise provided in this Agreement, and subject to sufficient orders being accepted by Buyer, CTG shall deliver one hundred percent (100%) of Buyer’s requirements of Feedstock at the Plant per each Contract Year of this Agreement in accordance with the applicable Delivery Schedule.  In the event that CTG is unable to deliver such quantities of Feedstock as are provided in the applicable Delivery Schedule, CTG shall promptly notify Buyer and work together with Buyer to agree on a written mitigation plan, the purpose of which will be to identify alternative Feedstock supplies and establish a delivery schedule therefor.  In the event that the Parties are unable to reach agreement on a mitigation plan the provisions of Section 14.4 shall apply.  In the event CTG does not deliver the quantities according to the applicable Confirmed Orders, then the provisions of Exhibit “D” shall apply.  The remedies set forth in Exhibit “D” shall be Buyer’s sole and exclusive remedy in the event of CTG’s failure to deliver pursuant to Confirmed Orders.

3.9                                 CTG Responsibilities.  In addition to, and without limiting CTG’s other obligations hereunder, CTG shall:

(a)                                  Establish, monitor and communicate logistics to ensure the Feedstock is shipped in accordance with the applicable Delivery Schedule.

(b)                                 Be responsible for all inbound shipment logistics including the management of tank rail cars and barge shipments, and truck transportation.

(c)                                  Manage all claims by CTG vendors under, and be responsible for such vendors’ compliance with shipments governed by, the various Trade Rules (see Exhibit ”E”).

(d)                                 Exercise the same degree of effort and care in sourcing Feedstock at market prices favorable to Buyer (subject to Buyer’s credit limitations) that it does in sourcing commodity products for its own account.

3.10                           Buyer Responsibilities.  In addition to, and without limiting Buyer’s other obligations hereunder, Buyer shall:

(a)                                  Advise CTG of Buyer’s annual Feedstock requirements plan.

(b)                                 Provide CTG with timely and accurate forecasts of the amount of Feedstock needed, including monthly and quarterly forecast estimates pursuant to Exhibit ”A”.

(c)                                  Provide CTG with timely and accurate forecasts of the type or grade of Feedstock needed pursuant to Exhibit “A”.

(d)                                 Inform CTG of all scheduled Plant shutdowns at least 45 days prior to the beginning of each fiscal year of Buyer, and within 48 hours after Buyer becomes aware of the occurrence of any event that may result in an unscheduled Plant shutdown.

(e)                                  Provide a designated individual for daily operational and logistic issues and provide a designated individual for pricing and other contractual issues.

(f)                                    Submit to CTG by 9:00 A.M. each day an inventory report reflecting total Feedstock inventory or give CTG secure internet access to the Buyer’s computer-based inventory management system.

3.11                           Trade Rules.  The Parties agree that they are subject to the Trade Rules for purposes of this Agreement; however, the terms of this Agreement shall govern in the event of a conflict with the applicable Trade Rules.  CTG is responsible for the administration and execution of Trade Rules with respect to suppliers of Feedstock.  Buyer agrees to comply with the Trade Rules to the extent applicable to Feedstock specifications, analysis and discounts, unless otherwise stated herein.

3.12                           Trading Gains/Losses. It is understood that CTG may have gains or losses resulting from trading positions that CTG may enter into in its normal course of business in respect to the Feedstock supplied hereunder.  Any and all such gains and losses shall be for the account of CTG.   Buyer may, however, be entitled to credits (or debits) based on gains (or losses) in market prices of Feedstock covered by Confirmed Orders that CTG and Buyer agree to cancel prior to Delivery.

ARTICLE 4
BILLING AND PAYMENT

4.1                                 Feedstock Billing.  CTG shall issue to Buyer, at the time of each shipment of Feedstock, an invoice containing the description of shipped products, estimated weight and price, date of shipment, point of origin, and amount payable to CTG including the Service Fee and CTG Incentive.  Each such invoice will set forth in reasonable detail the calculation of such CTG Incentive and be properly documented and substantiated.  Buyer, at its discretion, will have the option of confirming the actual weight of each shipment.  If the actual weight as determined by Buyer and confirmed by CTG is less (or more) than the actual weight listed on the invoice, Buyer will be entitled to a discount from (or will pay an additional amount over) the amount otherwise payable to CTG, equivalent to the difference in product weights multiplied by the product value in $/lb.

4.2                                 Payment.  Subject to the receipt of the invoice and other information required in Section 4.1, payment therefor will be made in accordance with the Master Agreement.

ARTICLE 5
FEEDSTOCK GRADE AND QUALITY SPECIFICATIONS

5.1                                 Feedstock Quality Specifications. The Feedstock supplied by CTG to Buyer pursuant to this Agreement shall meet the specifications provided in Exhibit ”E”, or such alternate specifications as may be agreed between the parties from time to time (“Alternate Specifications”).  Except as set forth in the preceding sentence and in Section 5.4, CTG makes no warranty whether expressed, implied, statutory or otherwise, concerning the Feedstock sold hereunder, and CTG expressly disclaims any implied warranty of merchantability or fitness or suitability for a particular purpose.

5.2                                 Specification Responsibilities.  CTG shall (a) provide origin weights or first available railroad weight for all railcar shipments and (b) allow Buyer to have the right to inspect, test, weigh, and grade any and all Feedstock deliveries.  Should Buyer modify, alter, or unload any or all of Feedstock from the delivery vessel (i.e. rail car, truck, or barge), the portion of the shipment that is modified, altered or unloaded (other than is necessary for the tests contemplated hereunder) shall be considered accepted without rights of shipment rejection.

5.3                                 Nonconforming Feedstock.  Feedstock delivered to the Plant that does not meet specifications (or Alternate Specifications, if applicable) as determined by Buyer or by an independent laboratory as provided for within the applicable Trade Rules, prior to unloading, will either be rejected by Buyer or discounted in accordance with the applicable Trade Rules or in an amount otherwise mutually acceptable to the Parties.  If such nonconforming Feedstock is not discountable pursuant to the applicable Trade Rules, CTG may replace the delivered Feedstock with an acceptable type and/or quality of Feedstock within fifteen (15) days of receipt of written notice that the delivered Feedstock is nonconforming.  CTG will be responsible for all costs of replacing or disposing of any such nonconforming Feedstock, including any damages and costs (subject to Section 10.1) incurred by Buyer as a result of the nonconforming Feedstock and/or any delay in obtaining conforming Feedstock from CTG.  Such costs may include, without limitation, any costs reasonably incurred by Buyer to store or transfer such nonconforming Feedstock.  In the event CTG cannot replace the non-conforming Feedstock within the fifteen (15) day period, Buyer may refuse to make payment for the delivered Feedstock and purchase replacement Feedstock in accordance with the provisions of Exhibit “D”; however, if Buyer has already paid for such nonconforming Feedstock, it shall be entitled to a full refund of all amounts paid to CTG in respect thereto, including, without limitation, any related Service Fee and CTG Incentive payments.

Notwithstanding the foregoing, Buyer, at its sole discretion, may direct CTG to purchase Feedstock based on Alternate Specifications, and the purchase and use of such alternate Feedstock shall not affect any of the other rights Buyer may have under this Agreement and any of the obligations CTG may have under this Agreement for other deliveries of nonconforming Feedstock.  CTG’s purchase of Feedstock meeting Alternate Specifications shall count towards Buyer’s Minimum Purchase Obligation.

5.4                                 Express Warranty Against Liens.  CTG represents and warrants that title to all Feedstock delivered and sold hereunder will be good and marketable, free and clear of all liens, security interests, other encumbrances, or adverse claims of any kind.

ARTICLE 6
LOGISTICS AND DELIVERY OF FEEDSTOCK

6.1                                 Railroad Coordination. CTG will track the estimated time of arrival and placement and release times at origin and destination.  CTG will also coordinate unloading schedules to avoid or minimize Demurrage exposure.

6.2                                 Demurrage.  Buyer will be responsible for Demurrage: (a) in the case of railcars, ninety six (96) hours after the time at which the railcar is Constructively Placed at the Plant; (b) in the case of trucks, (i) two (2) hours after the time at which the truck arrives at the Plant provided that such arrival is between the hours of 6 AM and 6 PM, Monday through Sunday excluding Holidays (“Normal Operating Hours”); or (ii) if the arrival is outside Normal Operating Hours, then twelve (12) hours after arrival; and (c) in the case of barges, forty eight (48) hours after arrival of barges at the Delivery Point or as otherwise set forth in the applicable contract.  Thereafter Demurrage shall be charged to Buyer per running hour, at the prevailing rate established by the carrier, Saturdays, Sundays and Holidays included.  Free time shall be counted from the time the barge line, or its representative, gives notice to Buyer, or Buyer’s representative, that the barge is ready for delivery.  Demurrage will be based on then-current market rates; however, the Demurrage rate for railcars will initially be calculated as follows: $50 per day for the first four (4) days following the ninety six (96) hours of free time and $70 per day for the following days.  It is understood that the foregoing Demurrage rates may be modified from time to time in order to reflect overall market changes in the railroad or railcar-lease industries as may be evidenced by written agreements or other industry-specific publications.

6.3                                 Notification of Problems with Delivery.  CTG shall inform Buyer of any problem regarding any Feedstock delivery, without delay, by fax and telephone after CTG becomes aware of any such problem.  An example of this includes, but is not limited to, the possible event that one or more ordered Feedstock are not available for purchase by CTG from the market in the quantity originally ordered per the relevant Confirmed Order.  In a like manner, Buyer shall inform CTG of any problems in taking any Feedstock delivery.

ARTICLE 7
RISK MANAGEMENT

7.1                                 Monitoring of Feedstock Positions.  CTG will monitor Feedstock purchases and may, from time to time, make suggestions concerning Buyer’s risk management program and the position of its Feedstock purchases for future physical delivery.

7.2                                 Market Conditions.  CTG will review with Buyer on a monthly basis market conditions relating to Feedstock, existing Feedstock supply and ownership positions, and forward marketing strategies in an attempt to assist Buyer in lowering its cost of Feedstock.  It is understood by Buyer that all risk management services must be tied to a valid written purchase contract requiring physical delivery of Feedstock to Buyer.

7.3                                 No Liability. Buyer recognizes that CTG’s monitoring of Feedstock positions, periodic suggestions, review of market conditions and risk management services are informational and optional, and the final decisions concerning purchases and risk management strategies, and the implementation of such strategies, will be made by, and is the sole responsibility of, Buyer.  CTG is not responsible for any Buyer losses or entitled to any Buyer gains resulting from risk management information supplied by CTG.

ARTICLE 8
DEFAULT AND TERMINATION

8.1                                 Termination by Mutual Agreement.  This Agreement may be terminated upon mutual written agreement between the Parties.

8.2                                 Termination By Either Party.  Except as otherwise provided in this Agreement, either Party may immediately terminate this Agreement upon written notice to the other Party should either of the following events of default occur:

(a)                                  The other Party defaults on any material term, covenant or condition hereunder and fails to cure such default within sixty (60) days after receiving written notice thereof from the non-defaulting Party; or

(b)                                 Such other Party becomes the subject of any bankruptcy, insolvency or similar proceedings.

8.3                                 Termination for Non-Payment.  CTG may terminate this Agreement immediately upon written notice to Buyer should Buyer (x) fail to make payment as required under Section 2 of the Master Agreement within ten (10) days following Buyer’s receipt of written notice of such event of default, or (y) otherwise fail to perform its other obligations under the Master Agreement.

8.4                                 Termination for Force Majeure. In the event that Force Majeure shall, following the initial production of biodiesel at the Plant, continue unabated for a period of six (6) months from the date a Party gives notice of Force Majeure in accordance with the provisions of Article 11, either Party hereto shall have the right to terminate this Agreement by furnishing written notice to the other no less than thirty (30) days prior to the expiration of such six (6) month period, with termination effective only upon the expiration date of such six (6) month period. Upon such termination, each Party shall be relieved from its respective obligations, except for obligations for payment of monetary sums which arose prior to the event of Force Majeure and the confidentiality provisions set forth in Article 9, and the rights and obligations set forth in Article 10 and Article 14.

8.5                                 Rights and Obligations on Termination.  Any rights and obligations of CTG or Buyer to payments accrued through termination, the obligations of Buyer under Section 3.5, as well as obligations of the Parties under Confirmed Orders for the supply of Feedstock to Buyer that exist at the time of termination, shall remain in effect notwithstanding any termination of this Agreement.  The above notwithstanding, (a) CTG shall have no obligation to supply Feedstock to Buyer (whether pursuant to outstanding Confirmed Orders or otherwise) upon termination pursuant to Section 8.3; and (b) Buyer shall have no obligation, subject to Confirmed Orders as set forth in the first sentence of this Section 8.5, to accept or pay for shipments of Feedstock if Buyer terminates this Agreement pursuant to Section 8.2.  Upon termination of this Agreement for any reason, each Party shall thereafter be relieved from its respective obligations and have no further liability hereunder, except as set forth in this Section 8.5 and for (i) the confidentiality obligations set forth in Article 9, (ii) the rights and obligations set forth in Section 10.2 and Article 14, and (iii) matters involving fraud.

8.6                                 Non-Waiver of Future Default.  No waiver by either Party of any default by the other Party in the performance of any of the provisions of this Agreement will operate or be construed as a waiver of any other or future default or defaults, whether of a like or of a different character.

ARTICLE 9
CONFIDENTIALITY

9.1                                 Confidential Information.  For purposes of this Agreement, the term “Confidential Information” shall mean the pricing terms of this Agreement and any information which is not in the public domain and is disclosed by one Party to the other pursuant to this Agreement and which is in written, graphic, machine readable or other tangible form.  Confidential Information may also include oral information disclosed by one Party to the other pursuant to this Agreement, provided that such information is designated as Confidential Information at the time of disclosure and is reduced to writing by the disclosing Party within a reasonable time (not to exceed ten (10) days) after its oral disclosure, and the writing is marked in a manner to indicate its confidential nature and delivered to the receiving Party.  Nothing in this Agreement shall be construed to prohibit or limit a receiving Party from disclosing information, (including ideas, concepts, know-how, techniques, and methodologies) (a) previously known to it, (b) independently developed by it without use of the disclosing Party’s Confidential Information by those employees or representatives of the disclosing Party that have not had access to such Confidential Information, as can be substantiated by reasonable evidence, (c) acquired by it from a third party which was not, to the receiving Party’s knowledge, under an obligation to the disclosing Party or any third party not to disclose such information, (d) that is or becomes publicly available through no breach by the receiving Party of this Agreement, or (e) to the extent disclosure of such information is required by law or by the rules, regulations or practices of the Securities and Exchange Commission or any exchange or automated quotation system upon which shares of such Party may be listed, quoted or traded.  If a receiving Party receives a subpoena or other validly issued administrative or judicial process demanding Confidential Information of a disclosing Party, the receiving Party must promptly notify the disclosing Party and tender to it the defense of such demand.  Unless the demand has been timely limited, quashed or extended, the receiving Party will thereafter be entitled to comply with that demand to the extent required by law but shall exercise commercially reasonable efforts to obtain an order or other reliable assurance that confidential treatment will be accorded to such Confidential Information.  If requested by the disclosing Party, the receiving Party shall cooperate (at the expense of the disclosing Party) in the defense of such a demand.

9.2                                 Buyer Nondisclosure.  Buyer acknowledges that, by reason of this Agreement, Buyer and the principals (members, managers, officers, and the like), employees, agents, advisors, lenders, other financing sources, representatives and affiliates (collectively, “Representatives”) of Buyer may become privy to Confidential Information belonging to CTG. Buyer agrees that it will not, without the prior written consent of CTG, disclose to any third parties or use for its own benefit any such Confidential Information except in the carrying out of its obligations under this Agreement.  Buyer shall inform any of its Representatives to whom Buyer intends to disclose Confidential Information of the confidential nature of such Confidential Information and shall require such persons to be bound by the provisions of Article 9 of this Agreement.  The confidentiality obligations hereunder shall survive any expiration or termination of this Agreement.

9.3                                 CTG Nondisclosure. CTG acknowledges that, by reason of this Agreement, it and its Representatives may become privy to Confidential Information belonging to Buyer.  CTG agrees that it will not, without the prior written consent of Buyer, disclose to any third parties or use for its own benefit any such Confidential Information except in the carrying out of its obligations under this Agreement.  CTG shall inform any of its Representatives to whom CTG intends to disclose Confidential Information of the confidential nature of such Confidential Information and shall require such persons to be bound by the provisions of Article 9 of this Agreement.  The confidentiality obligations hereunder shall survive any expiration or termination of this Agreement.

9.4                                 Announcements.  Any public statements, press releases, and similar announcements concerning the negotiation or consummation of the transactions contemplated hereby, including such statements made by Representatives of the Parties, shall be jointly planned and coordinated by the Parties.  Neither Party shall issue any such statement absent the consent of the other Party, which consent shall not be unreasonably withheld or delayed.

ARTICLE 10
LIMITATION OF LIABILITY; INDEMNIFICATION; INSURANCE

10.1                           Limitation of Liability.  Without limiting any express remedies set forth in this Agreement, and except for any acts of willful misconduct or fraud, neither Buyer nor CTG will be liable to each other or any third party for any indirect, consequential, punitive, exemplary or special damages, loss of business expectations, lost profits, business or facility interruption or shut-down costs, or any damage to third parties arising out of this Agreement or any breach of this Agreement.  Under no circumstances (other than for willful misconduct or fraud) will either Party be liable to the other for any damages for breach that arises under this Agreement and exceed the total amount of $1,000,000; provided, however, that such limitation shall not apply in respect to (a) the payment by Buyer for Feedstock received hereunder, (b) the obligation of CTG to reimburse Buyer for payments in respect of nonconforming or undelivered Feedstock, or (c) Claims asserted under Section 10.2.  In the event damages exceed such limitation, the sole remedy of the damaged Party with respect to such excess damages shall be to terminate this Agreement.

10.2                           Indemnification.  Each Party (the “Indemnitor”) shall release, defend, indemnify and hold harmless the other Party, its affiliates, its contractors, and their respective members, partners, directors, officers, shareholders, managers, employees, agents, representatives and insurers (collectively, the “Indemnitee Group”) from and against any and all losses, damages, fines, liens, levies, penalties, claims, demands, causes of action, suits, legal or administrative proceedings, orders, governmental actions and judgments of every kind and character, and any and all costs and expenses (including, without limitation, reasonable attorneys’ fees, reasonable expert witness fees, and court costs) related thereto (collectively, “Claims”) asserted by any person or entity against any member(s) of the Indemnitee Group on account of, incident to, in connection with, arising out of, resulting from or related in any way, directly or indirectly, to this Agreement, which Claims allege bodily injury to or death of persons included within the Indemnitee Group, or damage to or loss of property of the Indemnitee Group, resulting from the gross negligence or willful acts or omissions of the Indemnitor or its affiliates, its contractors, and their respective members, partners, directors, officers, shareholders, managers, employees, agents, representatives and insurers.

The Party claiming indemnification shall give prompt written notice to the Indemnitor of any matter for which the Indemnitor may become liable under this provision.  Said notice shall contain full details of the matter in order to provide the Indemnitor with sufficient information to assess its potential liability and to undertake defense of the Claim.  The indemnified Party shall have the right at all times to participate in the preparation for and conducting of any hearing, trial or other proceeding related to the provisions of this Article, as well as the right to appear on its own behalf at any such hearing, trial or other proceeding.  Any such participation or appearance by the indemnified Party shall be at its sole cost and expense.  The indemnified Party shall cooperate in all reasonable respects with the Indemnitor and its counsel in defending any Claims and shall not take any action that is reasonably likely to be detrimental to such defense.  The Indemnitor shall obtain written approval from the indemnified Party prior to any settlement that may impose obligations or restrictions on the indemnified Party.

10.3                           Insurance.  Each Party shall, during the term of this Agreement, provide the insurance coverages set forth in Exhibit “F”.

ARTICLE 11
FORCE MAJEURE

11.1                           Force Majeure.  In the event either Party hereto is rendered unable by reason of Force Majeure, as defined in Section 11.2, to carry out its obligations under this Agreement, such Party shall give written notice and reasonably complete particulars of such Force Majeure to the other Party stating the obligation(s) the performance of which are, or are expected to be, delayed or prevented, as soon as possible after the occurrence of the event.  The obligations of the Party giving such notice shall be suspended during and to the extent affected by Force Majeure and such event shall, so far as possible, be remedied with all reasonable dispatch. In the event CTG declares Force Majeure, Buyer may contract with other parties for the supply of Feedstock until CTG can resume delivery.  The Initial Term shall be extended, up to a maximum total of one (1) year (subject to Section 8.4), for the period(s) during which a Party’s obligations are suspended hereunder by Force Majeure.

11.2                           Definition of Force Majeure.   The term “Force Majeure”, as used in this Agreement, shall mean any cause not reasonably within the control of the Party claiming suspension and which, by the exercise of due diligence, such Party is unable to prevent or overcome.  Such term shall include, but not be limited to:  (i) acts of God, (ii) strikes, lockouts or acts of the public enemy, (iii) wars, blockades, insurrections, riots, epidemics, acts of terrorism, (iv) transportation shortages (v) landslides, lightning, earthquakes, fires, storms, floods, washouts, (vi) civil disturbances, and (vii) explosions.  The term “Force Majeure” shall specifically include those events affecting any transporter of Feedstock acting on behalf of CTG hereunder, but shall in all events exclude any price fluctuations in Feedstock or other economic or commercial changes involving the purchase and sale of Feedstock or the production of Biodiesel therefrom. Events directly and proximately caused by the gross negligence or willful misconduct of a Party or its affiliates shall in no event constitute Force Majeure.

ARTICLE 12
POSSESSION AND TITLE

12.1                           Delivery; Risk of Loss.  “Delivery” shall be deemed to occur when (i) the railcar is Constructively Placed, or (ii) trucks and barges reach their respective Delivery Point.  Title to and risk of loss in the Feedstock shall only pass from CTG to Buyer at the time the railcar is Constructively Placed or, with respect to truck and barge deliveries, at the time the Feedstock crosses the flange of such transport vessel. Until such time, CTG shall be deemed to be in control of and in possession of and shall have title to and risk of loss in the Feedstock

12.2                           Liability.  Buyer shall have no responsibility or liability with respect to any Feedstock deliverable under this Agreement until title and risk of loss transfer as described in Section 12.1.  Without prejudice to Section 5.3, CTG shall have no responsibility or liability with respect to the Feedstock after title and risk of loss transfer as described in Section 12.1 or on account of anything which may be done or happen to arise with respect to such Feedstock after such transfer.

ARTICLE 13
NOTICES

13.1                           Addresses.  Except as specifically otherwise provided herein, any notice or other written matter required or permitted to be given hereunder by one Party to the other Party shall be deemed to be sufficiently given if delivered by hand, or by nationally-recognized overnight courier, or sent by telecopy and confirmed by U.S. Mail (certified mail return receipt requested), and addressed if to CTG, at:

ConAgra Trade Group, Inc.

Eleven ConAgra Drive

Omaha, NE 68102-5011

Fax:         402-271-7802

Attn:       Eric Watts

With a copy to:

ConAgra Foods, Inc.

One ConAgra Drive

Omaha, NE 68102

Fax:         402-595-6149

Attn:       Capital and Contracts

And if to Buyer, at:

Nova Energy Holding, Inc.

2777 Allen Parkway, Suite 800

Houston, TX 77019

Fax:         (713) 583-8478

Attn:       JD McGraw

13.2                           Change of Address.  Either Party shall give notice within thirty (30) days to the other Party, in the manner herein provided, of a change in its address for notice.

13.3                           Effective Date of Notice.  Any notice or other written matter shall be deemed to have been given and received: if delivered by hand or courier, on the date of delivery; and, if sent by telecopy, on the business day following the sending of the notice.

ARTICLE 14
MISCELLANEOUS

14.1                           Assignment.  Neither Party may assign this Agreement in whole or in part or any of its rights or obligations hereunder, without the prior written consent of the other Party, which consent may not be unreasonably withheld or delayed, except that Buyer may assign its rights (subject to its obligations) in this Agreement to any third party providing primary debt or equity financing arrangements for the benefit of Buyer or its affiliates.

14.2                           Records.  Each Party will establish and maintain at all times, true and accurate books, records and accounts relating to their own transactions in this Agreement in material accordance with United States generally accepted accounting principles applied consistently from year to year consistent with good industry practices, distinguishable from all other books and records, in respect of all prices paid, payments, statements charges and computations made pursuant to this Agreement.  These books, records and accounts will be preserved by the applicable Party for a period of at least two years after the expiration of the term of this Agreement, but in no event shall a Party be obligated to retain records longer than seven (7) years from the date of creation.

14.3                           Audit Rights. Upon five (5) business days notice and during normal business hours each Party has the right to audit such books, records and accounts of the other Party to the extent necessary in order to verify the accuracy of any statement, charge, computation or demand made under or pursuant to any provision of this Agreement.  If any material error is discovered in any statement rendered hereunder, such error will be adjusted within seven (7) days from the date of discovery, but no adjustment will be made for errors discovered more than two years after delivery and receipt of such statements.  Any error or discrepancy detected which has led to an overpayment or an underpayment between the Parties shall be corrected by a balancing payment to the Party that received the underpayment or by a refund by the Party that received the overpayment in each case to the extent of such underpayment or overpayment as applicable.  Such balancing payment or refund shall be made on the first payment date thereafter arising under the Master Agreement.

14.4                           Dispute Resolution.  Except where a different dispute resolution mechanism is specified herein, in the event a dispute arises in connection with the performance or non-performance of this Agreement, either Party has the right to notify the other Party in writing of the substance of such dispute.  The Party receiving such notice must respond in writing within thirty (30) days of receipt of such notice and either (a) provide evidence that the matter has been resolved, or (b) provide an explanation of why it believes that its performance is in accordance with the terms of this Agreement and specify three (3) dates, all of which must be within thirty (30) days from the date of its response, for a meeting to resolve the dispute.  The notifying Party will then select one (1) of the three (3) dates, and a dispute resolution meeting will be held.  If the Parties cannot, in good faith discussions, resolve their dispute at such meeting, either Party may request that the dispute be submitted to senior executives representing each Party who are authorized to resolve such dispute, respectively.  If said dispute cannot be settled within thirty (30) days after the initial request for a senior executive level meeting, the Parties shall submit such matter to AFOA arbitration in a neutral geographic location using AFOA Trade Rules then in force as a guideline for negotiations, provided such matter involves commercial aspects of the delivery of Feedstock and is accepted by the AFOA for resolution; otherwise the Parties shall have available whatever rights or remedies exist at law or equity. The arbitrator(s) shall have no power to award damages inconsistent with this Agreement.  All aspects of the arbitration shall be treated as confidential and judgment on the arbitrator’s award may be entered in any court having jurisdiction.  The expenses of the arbitrator(s) shall be shared equally by the Parties, and each Party shall bear its own legal costs, unless the arbitrators determine that legal costs shall be otherwise assessed.  Nothing contained in any indemnification provision hereunder shall be construed as having any bearing on the award of attorney’s fees under this Section.  The foregoing dispute-resolution process shall in no event be deemed to excuse either Party from continuing to fulfill its respective obligations under, or to prevent or impede either Party from exercising its rights or remedies set forth in, this Agreement.

14.5                           Inurement. This Agreement will inure to the benefit of and be binding upon the respective successors and permitted assigns of the Parties.

14.6                           Entire Agreement. This Agreement and the Exhibits attached hereto and made a part hereof, together with the Master Agreement, constitute the entire agreement between the Parties with respect to the subject matter contained herein and any and all previous agreements, written or oral, express or implied, between the Parties or on their behalf relating to the matters contained herein are hereby terminated and canceled.

14.7                           Amendments.  There will be no modification of the terms and provisions hereof except by the mutual agreement in writing signed by the Parties.

14.8                           Governing Law; Venue. The Agreement will be interpreted, construed and enforced in accordance with the procedural, substantive and other laws of the State of Nebraska without giving effect to principles and provisions thereof relating to conflict or choice of law even though one or more of the Parties is now or may do business in or become a resident of a different state.  Subject to Section 14.4, all disputes arising out of this Agreement shall be resolved exclusively by state or federal courts located in Nebraska, and each of the parties waives any objection that it may have to the bringing of an action in any such court.

14.9                           Compliance with Laws. This Agreement and the respective obligations of the Parties hereunder are subject to present and future valid laws and valid orders, rules and regulations of duly constituted authorities having jurisdiction.

14.10                     Furnishing of Information. The Parties will, upon request, provide such additional information as may be reasonably required to allow the Parties to efficiently and effectively carry out their respective obligations hereunder and to determine and enforce individual or collective rights under this Agreement.

14.11                     Cumulative Remedies.  Unless otherwise specifically provided in this Agreement, the rights, powers, and remedies of each of the Parties provided in this Agreement are cumulative and the exercise of any right, power or remedy under this Agreement does not affect any other right, power or remedy that may be available to either Party under this Agreement or otherwise at law or in equity.

14.12                     No Partnership. This Agreement shall not create or be construed to create in any respect a partnership or any agency or joint venture relationship between the Parties.

14.13                     Costs To Be Borne by Each Party.  Except as otherwise provided herein, Buyer and CTG shall pay its own costs and expenses incurred in the negotiation, preparation and execution of this Agreement and of all documents referred to herein.

14.14                     Counterparts. This Agreement may be executed in any number of counterparts with the same effect as if Buyer and CTG had signed the same document and all counterparts will be construed together and constituted as one and the same instrument.

14.15                     Severability. Any provision of this Agreement which is or becomes prohibited or unenforceable in any jurisdiction shall not invalidate or impair the remaining provisions of this Agreement, and the remaining terms of this Agreement shall continue in full force and effect.

14.16                     Headings; Interpretations.  The article and section headings used herein are for convenience of reference only and shall not affect the construction or interpretation of this Agreement.  Unless the context of this Agreement otherwise requires, (i) words of any gender shall be deemed to include each other gender; (ii) words using the singular or plural number shall also include the plural or singular number, respectively; and (iii) the terms “hereof,” “herein,” “hereby,” “hereto,” and derivative or similar words shall refer to this entire Agreement.  This Agreement is the product of negotiation by and among the Parties hereto.  This Agreement shall be interpreted and constructed neutrally as to all Parties, without any Party deemed to be the drafter of this Agreement.

14.17                     Waiver.  No delay or omission in the exercise of any right, power, or remedy hereunder shall impair such right, power, or remedy or be construed to be a waiver of any default or acquiescence therein.

IN WITNESS WHEREOF the Parties have executed this Agreement by their respective proper signing officers as of the date first above written.

CONAGRA TRADE GROUP, INC.		NOVA BIOFUELS OKLAHOMA LLC

By:	/s/ M.P. Hygin	By:	/s/ Kenneth T. Hern
Title:	Executive Vice President	Title:	CEO
Date:	7/22/2006	Date:	7/26/2006

EXHIBIT “A”

PLANNING, ORDERING, DELIVERY, AND INVENTORY MANAGEMENT OF FEEDSTOCK PROCEDURES

1.             Delivery Schedule.  The Parties shall jointly develop a delivery schedule (the “Delivery Schedule”) which will serve as the formal planning tool for Feedstock requirements for each quarter and each month of the quarter.  The initial draft of each Delivery Schedule shall be submitted by Buyer to CTG no later than ten (10) business days prior to the end of each calendar quarter.  The Delivery Schedule shall pertain to the second subsequent quarter of Feedstock delivery requirements (e.g., the Delivery Schedule submitted prior to the end of the quarter ending December 31 will cover the quarter beginning April 1 and ending June 30).  The use of the Delivery Schedules shall commence for the first calendar quarter in which the start-up of the Plant and/or the first delivery of Feedstock are forecasted.  The initial draft of the Delivery Schedule shall be a three (3) month daily forecast and shall include:

•                                          Submission Date.

•                                          Production plan with estimated consumption of Feedstock.

•                                          Estimated start-of-quarter inventory of Feedstock in pounds.

•                                          Comments regarding operations, scheduled shutdowns, and other comments relating to market, logistics, and inventory management.

•                                          Should any changes be expected for the subsequent three (3) calendar quarters, Buyer shall communicate this in text together with the above information.  Such changes could include: production rates per month, types and quantities of Feedstock required for delivery, and a list of special operational and supply considerations.

The specific format of the Delivery Schedule will be created with mutual consent of both Parties to accommodate the required information outlined above.

CTG shall review the initial draft of the Delivery Schedule and advise Buyer of market conditions, Feedstock availability of supply, inventory management, and transportation and logistics issues within ten (10) business days.  CTG shall amend the Delivery Schedule to include:

•                  Planned shipment per Feedstock in pounds and the expected mode of transport of this Feedstock.

2.             Order Confirmation.

2.1           Confirmed Orders.  It is understood that, in all events, pricing of Feedstock shall be quoted by CTG and either accepted or rejected by Buyer.  Price quotations for Feedstock deliveries shall be submitted to Buyer by CTG prior to purchases.  Buyer shall notify CTG of any rejection or acceptance of the price quotation by the close of that same business day (i.e., 5pm CST). Final price to be further determined by actual movement in futures prices which will be a moving target amongst most price quotes, until order is confirmed.  Price quotations that are not expressly rejected by Buyer at least fifteen (15) days prior to the first day of the month in which the applicable Feedstock delivery is to be made shall be deemed accepted by Buyer.

Such acceptances shall constitute “Confirmed Orders” and the price in $/LB thereunder shall be the Delivered Feedstock Price for the applicable Feedstock.  The monthly schedules of the Delivery Schedule shall reflect and be further governed by such Confirmed Orders of Feedstock.  The Parties understand and agree that telephone conversations are recorded by CTG and may be recorded by Buyer in the ordinary course of their respective businesses for purposes of, among other things, further documenting the quotation and acceptance of Feedstock prices in order to establish and verify Confirmed Orders. CTG shall be responsible for ordering, purchasing, and delivery for each  Feedstock purchase per the Confirmed Orders.

2.2           Delivery Schedule Monthly Plan Deviations.  The Parties recognize the need to maintain a degree of flexibility to accommodate the Start-up Period of the Plant, unexpected changes in the Plant operating capacity, and changing Feedstock market conditions.  Upon notification by either Party of any substantial deviations to the Delivery Schedule, the Parties agree to work in good faith to jointly resolve any such discovered deviations and correct such deviations within fifteen (15) days following first notification.

2.3           Liability Disclaimer.  Each of the Parties understands and agrees that except for Feedstock quantity, grade, and price quotations confirmed by the Parties in Confirmed Orders pursuant to this Exhibit “A”, the planned production rates, estimated costs, pricing and market information, and all other information furnished by the Parties in the preparation of the Delivery Schedule is for planning and informational purposes only. Neither Party shall be responsible to the other for any actions taken in reliance on such estimates, plans and other information.

Exhibit 10.18

Purchase Order

600 Dewey Boulevard	kgriffith@biosourcefuels.com	Purchase Order No:	BSA-PLANT
Suite B	Facsimile: 406-494-6645		THREE -001
Butte, Montana 59701	Telephone: 406-494-6644

Mueller Field Operations	Order Date:		July 10th, 2006
1600 W Phelps	Payment Terms:		Wire Transfer
Springfield, MO 65801			25% with order
25% with shop drawings
FAX: 417-575-9890			Monthly Payments thereafter
Phone: 800-654-8265	F.O.B. Point:		Jobsite in Illinois
Attn: Steve Biggers	Freight Terms:		Included in pricing

Ship To:			Invoice To:
BIOSOURCE AMERICA, INC			BIOSOURCE FUELS, LLC
TBD			600 Dewey Boulevard
Suite B
Butte, Montana 59701
Phone: 406-494-6644			Phone: 406-494-6644
Attn: Dick Talley			Attn: Accounts Payable

Tax ID:	Ship via:	Required Ship Date:

Item	Quantity	Part No.	Description	Unit	Unit Price	Total
1	1		Process Equipment Quote SB063006	Lump Sum	$ 4,324,627.00	$ 4,324,627.00
2	1		[*] Quote SB070606	Lump Sum	$ 1,299,327.00	$ 1,299,327.00
					$ —	$ —
					$ —	$ —
					$ —	$ —
					$ —	$ —
					$ —	$ —
					$ —	$ —
					$ —	$ —
					$ —	$ —
					$ —	$ —
					$ —	$ —
					$ —	$ —
			TOTAL OF PURCHASE ORDER			$ 5,623,954.00

*       Portions omitted pursuant to a request for confidential treatment and filed separately with the Securities and Exhange Commision.

WITH THIS PURCHASE ORDER, THE BUYER HAS ACCEPTED THE SELLER’S ATTACHED TERMS AND CONDITIONS.

/s/ Dick Talley
7/10/06
Dick Talley	Date
President - COO
Biosource America, Inc

June 30, 2006

Mr. Dick Talley
BIOSOURCE FUELS
600 Dewey Boulevard, Suite B
Butte, MT 59701

Quotation Number SB063006

Mr. Talley,

Mueller Field Operations, Inc. is pleased to submit our quotation for process and distillation area vessels as necessary to support three (3) 60 MMGPY biodiesel plants to be located in Illinois and Oklahoma.

Our proposal assumes the equipment quoted is identical to your previous order for the Anamax and Scott Petroleum facilities and includes the high shear agitators required for the Series 200 reactors.

Drawings:

Due to the priority assigned to the Anamax and Scott Petroleum project, please allow approximately 2-6 weeks for the preparation and submittal of shop drawings for approval prior to fabrication. To facilitate the orderly delivery of equipment to the jobsite, we propose to prepare the drawings in a sequence identical to the one employed on the Anamax project.

Our proposal has significantly reduced the engineering hours for all vessels as we anticipate the drawings will only require minor title block changes.

Allow 2 weeks for final engineering and release to production

Shipping Schedule:	The Series 200, 300, 400 & 700 series vessels will be ready for shipment by 11/13/2006. The balance of all equipment included in this quotation will ship no later than 12/18/2006.

Terms:	Wire Transfer
25% down with order and prior to issuance of engineering or purchase of major material.
25% due upon submittal of approval drawings.
Monthly progress payments thereafter.

Taxes:	The above quoted prices do not include sales, use, state, local, or any other taxes, unless specifically itemized in the quotation.

Sales Tax: If the transaction will be tax-exempt, please provide the name of the ship-to state and your sales-tax exemption certificate for that state.

MUELLER FIELD OPERATIONS, INC.

PO BOX 6263 / 1600 W PHELPS / SPRINGFIELD MO 65801 / TEL: 800-654-8265 / FAX: 417-575-9890

Quotation #SB35622, Revision 3

Corrosion Disclaimer:

Paul Mueller Company is not responsible for corrosion or suitability for use of any material in any particular application. The corrosion resistance and suitability for use of a material is dependent on operating environment and conditions, cleaning practices, and many other factors beyond the control of the equipment fabricator. The user of the equipment bears total responsibility for corrosion or suitability for use of all materials in their particular application.

FOB:	Jobsites in Illinois and Oklahoma.

Freight:	Freight cost is included. Unloading is by others.

Note:

Due to base price and material surcharge increases now being levied by all stainless steel mills, the above total price includes current material prices. We are offering you firm pricing on labor and material contingent upon order placement and down payment receipt by July 7, 2006 and release to order major materials by July 28, 2006. Additional details can be provided at your request.

SCOPE OF SUPPLY

Quantity	Tag No.	Description	Capacity

[*]

*       Portions omitted pursuant to a request for confidential treatment and filed separately with the Securities and Exhange Commision.

PRICING & ORDER ACCEPTANCE

Plant 3:	$ 4,324,627.00

Total	$ 4,324,627.00

The above pricing is based upon equipment for all three facilities being ordered at the same time.

Order Acceptance

I hereby order the goods described, in accordance with the above described Mueller Field Operations, Inc. proposal and additional terms and conditions of sale attached herein.

BIOSOURCE AMERICA, INC
(Name of Purchaser)

By:	/s/ Dick Talley
(Signature)

DICK TALLEY
(Printed Name)

PRESIDENT & COO
(Title)

	7-10-06	BSA - PLANT THREE - 001
	(Date)	(Purchase Order Number)

Mr. Steve Biggers

Regional Sales Manager

Processing Systems & Equipment

Attachments:   Additional Terms and Conditions of Sale (PDF)

SB063006

We do more than “tanks”...We provide Processing Solutions; offering integrated systems, modular fabrication, field construction, plant maintenance and repair, and complete turnkey project execution.

MUELLER IS YOUR FULL SERVICE PROVIDER.

July 6, 2006

Mr. Dick Talley
BIOSOURCE FUELS
600 Dewey Boulevard, Suite B
Butte, MT 59701

Quotation Number SB070606

Mr. Talley,

Mueller Field Operations, Inc. is pleased to submit our quotation for process and distillation area heat exchangers as necessary to support three (3) 60 MMGPY biodiesel plants to be located in Illinois and Oklahoma.

Our proposal assumes the equipment quoted is identical to your previous order for the Anamax and Scott Petroleum facilities.

Drawings:

Due to the priority assigned to the Anamax and Scott Petroleum project, please allow approximately 2-6 weeks for the preparation and submittal of shop drawings for approval prior to fabrication. To facilitate the orderly delivery of equipment to the jobsite, we propose to prepare the drawings in a sequence identical to the one employed on the Anamax project.

Our proposal has significantly reduced the engineering hours for all heat exchangers as we anticipate the drawings will only require minor title block changes.

Allow 2 weeks for final engineering and release to production.

Shipping Schedule:	The heat exchangers included in this quotation will ship no later than 12/18/2006.

Terms:	Wire Transfer
25% down with order and prior to issuance of engineering or purchase of major material.
25% due upon submittal of approval drawings.
Monthly progress payments thereafter.

Taxes:	The above quoted prices do not include sales, use, state, local, or any other taxes, unless specifically itemized in the quotation.

Sales Tax: If the transaction will be tax-exempt, please provide the name of the ship-to state and your sales-tax exemption certificate for that state.

MUELLER FIELD OPERATIONS, INC.

PO BOX 6263 / 1600 W PHELPS / SPRINGFIELD MO 65801 / TEL: 800-654-8265 / FAX: 417-575-9890

Quotation #SB070606

Corrosion Disclaimer:

Paul Mueller Company is not responsible for corrosion or suitability for use of any material in any particular application. The corrosion resistance and suitability for use of a material is dependent on operating environment and conditions, cleaning practices, and many other factors beyond the control of the equipment fabricator. The user of the equipment bears total responsibility for corrosion or suitability for use of all materials in their particular application.

FOB:	Jobsites in Illinois and Oklahoma.

Freight:	Freight cost is included. Unloading is by others.

Note:

Due to base price and material surcharge increases now being levied by all stainless steel mills, the above total price includes current material prices. We are offering you firm pricing on labor and material contingent upon order placement and down payment receipt by July 13, 2006 and release to order major materials by August 3, 2006. Additional details can be provided at your request.

SCOPE OF SUPPLY, PER PLANT

Quantity	Tag No.	Description

[*]

*       Portions omitted pursuant to a request for confidential treatment and filed separately with the Securities and Exhange Commision.

PRICING & ORDER ACCEPTANCE

Plant 3:	$ 1,299,327.00

Total	$ 1,299,327.00

The above pricing is based upon equipment for all three facilities being ordered at the same time.

Order Acceptance

I hereby order the goods described, in accordance with the above described Mueller Field Operations, Inc. proposal and additional terms and conditions of sale attached herein.

BIOSOURCE AMERICA, INC
(Name of Purchaser)

By:	/s/ Dick Talley
(Signature)

DICK TALLEY
(Printed Name)

PRESIDENT & COO
(Title)

	7-10-06	BSA-PLANT THREE - 001
	(Date)	(Purchase Order Number)

Mr. Steve Biggers

Regional Sales Manager

Processing Systems & Equipment

Attachments:        Additional Terms and Conditions of Sale (PDF)

SB070606

We do more than “tanks”...We provide Processing Solutions; offering integrated systems, modular fabrication, field construction, plant maintenance and repair, and complete turnkey project execution.

MUELLER IS YOUR FULL SERVICE PROVIDER.

MUELLER

Field Operations Additional Terms and Conditions of Sale

1.             PURCHASE AND SALE. The goods shall be sold in accordance with the terms and conditions on the face hereof and the following terms and conditions, which shall constitute the entire Agreement of the parties with respect to the sale of goods.

2.             ACCEPTANCE. This sale of goods is conditioned upon Purchaser’s acceptance of the terms and conditions herein contained. Seller hereby expressly rejects any and all terms in any purchase order or other document of Purchaser which are in addition to, different from, or inconsistent with these terms and conditions. If this is a Quotation, it is an offer to sell, subject to final approval by Seller. The offer may be withdrawn at any time prior to receiving Purchaser’s acceptance, and the offer shall expire automatically if not accepted within thirty (30) days from the date on the face hereof.

3.             CREDIT APPROVAL. Payment must be made in full prior to the commencement of any product preparation or fabrication unless alternative payment arrangements are included within the Sales Order and subsequently approved by Seller’s Credit Department. All alternative payment arrangements contained in any Sales Order are strictly contigent upon final approval by Seller’s Credit Department. Upon Purchaser’s acceptance of any Sales Order containing alternative payment terms, Seller’s Credit Department shall have thirty (30) days in which to accept or reject the Sales Order in its sole discretion based on the creditworthiness of Purchaser. An evaluation of creditworthiness shall include, but not be limited to, a review of Seller’s records of Purchaser’s payment history. Any such Sales Order not accepted within the thirty (30) day period shall be conclusively deemed rejected. For alternative payment terms, Seller may require Purchaser to execute Seller’s form of security agreement.

4.             PAYMENT. Purchaser shall make payments in accordance with the payment arrangements approved by Seller’s Credit Department. If Seller delays shipment as requested by Purchaser under paragraph 6 hereof, Purchaser shall pay the full purchase price (or the final installment) within thirty (30) days after the goods have been completed, and, in addition, shall pay a reasonable storage charge as determined by the Seller. Any balance not paid when due shall draw interest at the rate of 1.5% per month (18% A.P.R.) on the average daily balance until paid or the highest rate allowed by applicable law, whichever is less. Notwithstanding anything to the contrary in paragraph 16 hereof, the parties agree that Seller may bring suit to collect any unpaid balance due from Purchaser (or submit such claim to arbitration in Seller’s sole discretion), and Purchaser shall pay all attorney fees and court costs incurred by Seller in connection with the suit to collect such unpaid balance. The parties agree that any such suit brought by Seller shall not be stayed by virtue of any arbitration proceeding between the parties, shall proceed to judgment by the Court, and that all of Purchaser’s defenses, avoidances and counterclaims (other than the defense of payment) which it might have shall be submitted to arbitration as provided in paragraph 16. All payments shall be made in currency of the United States.

5.             SPECIFICATIONS. If Seller submits any drawings or other specifications to Purchaser for approval, and Purchaser does not approve or disapprove of them within the time specified by Seller, Seller shall have the right to ship the goods at a later date and charge a higher purchase price, as reasonably necessitated by Purchaser’s delay.

6.             SHIPMENT. So long as Purchaser is not in default, Seller shall ship the goods upon their completion, except that, subject to paragraph 4 hereof, Seller shall delay shipment as requested by Purchaser in writing. Since the goods are to be manufactured to special order, the shipment date designated on the face hereof is estimated and not guaranteed; Seller may ship the goods within a reasonable period either before or after the designated shipment date. Unless otherwise provided on the face hereof, Seller may ship the goods by any mode, and in full or partial shipments. Seller shall not be liable for any failure or delay to manufacture or ship the goods due to causes beyond its control, including without limitation, acts of God, wars, terrorism, sabotage, casualties, accidents, labor disputes or shortages, governmental laws, ordinances, rules or regulations (such as priorities, requisitions, allocations and price adjustment restrictions), or an inability to obtain material, equipment or transportation.

7.             TITLE, RISK OF LOSS. Unless otherwise provided on the face hereof, the goods shall be shipped F.O.B. Seller’s plant, and title to the goods and all risks of loss with respect to the goods shall transfer to the Purchaser after they have been placed in the possession of a carrier, which carrier may include Mueller Transportation, Inc. If Seller agrees to ship the goods F.O.B. destination, Purchaser shall bear all risks of loss with respect to the goods upon their tender to Purchaser at the point of destination.

8.             INSPECTION. Purchaser shall inspect the goods at the time and place of delivery and Purchaser agrees that such occasion shall constitute a reasonable opportunity for its full inspection. The parties agree that Purchaser’s failure to reject the goods within three (3) business days shall constitute acceptance of the goods. After Purchaser inspects and accepts the goods, Purchaser shall, except as provided in paragraph 10 hereof, be deemed to have acknowledged that the goods comply with all specifications, representations and warranties of Seller, and to have waived any claim or cause of action against Seller with respect to the goods. Purchaser is encouraged to visit Seller’s plant prior to shipment to inspect and, when possible, witness testing of the goods. If return of the goods is impractical Purchaser may be required to inspect the goods at Seller’s plant prior to shipment, which shall be deemed to be a reasonable opportunity to inspect and, upon satisfactory completion, shall constitute Purchaser’s acceptance of the goods.

9.             TAXES AND DUTIES. In addition to the purchase price, Purchaser shall pay all sales, use and excise taxes, tariffs, duties and other charges imposed by any country, state, locality or other political subdivision in connection with the sale of the goods. For tax purposes, title to the goods shall pass from Seller to Purchaser upon being loaded for shipment, whether by common carrier, or Purchaser’s own trucks, or otherwise.

10.          WARRANTIES. Seller warrants to Purchaser that the goods are free of defects in material and workmanship. THIS WARRANTY IS EXCLUSIVE AND IN LIEU OF ANY IMPLIED WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, OR OTHER WARRANTY, WHETHER EXPRESSED OR IMPLIED, EXCEPT THE WARRANTY OF TITLE AND AGAINST PATENT INFRINGEMENT. If the goods do not conform to this warranty within one (1) year from the date of original shipment (or from the earlier date of completion if Seller delays shipment as requested by Purchaser under paragraph 6 hereof), Seller, at its election and expense, shall repair or replace the goods, or refund the purchase price for such goods, but only after receiving written notification of any defects, and substantiation that the goods have been stored, installed, maintained and operated in accordance with Seller’s recommendations and standard industry practice. Purchaser shall not return goods claimed to be defective except at the direction of the Seller. All charges for transporting such goods to Seller shall be prepaid by Purchaser, and Seller shall return such goods to Purchaser freight collect.

If Seller determines that it is impractical to have the goods returned, Seller may elect (i) to repair the goods at Purchaser’s facility, using independent contractors or Seller’s own personnel, (ii) to pay Purchaser a reasonable allowance for repairs, but not exceeding the amount which Seller would have paid for its own employees, or (iii) refund the purchase price for such goods. During the course of repairs, Purchaser, without charge, shall fully cooperate with, and make the goods and its facilities available to, Seller and Seller’s agents and employees.

THIS WARRANTY IS EXCLUSIVE. THE SOLE AND EXCLUSIVE OBLIGATION OF SELLER SHALL BE, AT ITS ELECTION, TO REPAIR, REPLACE, OR REFUND THE PURCHASE PRICE OF DEFECTIVE GOODS IN THE MANNER AND FOR THE PERIOD PROVIDED ABOVE. SELLER SHALL NOT HAVE ANY OTHER OBLIGATION WITH RESPECT TO THE GOODS, WHETHER BASED ON CONTRACT, NEGLIGENCE, STRICT LIABILITY, TORT OR OTHERWISE. THIS WARRANTY DOES NOT EXTEND TO PRODUCTS NOT OF SELLER’S MANUFACTURE; AS TO SUCH PRODUCTS, SELLER CONVEYS TO PURCHASER THE WARRANTY, IF ANY, OF SELLER’S SUPPLIER.

ORAL STATEMENTS BY SELLER’S EMPLOYEES OR REPRESENTATIVES DO NOT CONSTITUTE WARRANTIES, shall not be relied upon by Purchaser, and are not part of the contract for sale. NO OTHER WARRANTIES are given beyond those set forth in this document.

11.          LIMITATION OF LIABILITY. Purchaser’s exclusive remedy for claims arising hereunder shall be for damages. Seller shall not under any circumstances be liable for special or consequential damages, such as, but not limited to, damage or loss of other property or equipment, loss of profits or revenue, costs of capital, or claims by Purchaser’s customers. The remedies of the Purchaser set forth herein are exclusive, and the liability of the Seller with respect to the goods, or anything done in connection therewith, or from the manufacture, sale, delivery, resale, installation or use of any of the goods sold hereunder, whether arising out of contract, negligence, strict liability, tort, or under any warranty, or otherwise, shall not exceed the price of the goods upon which such liability is based.

SELLER SHALL NOT BE LIABLE FOR CORROSION OR SUITABILITY OF USE OF ANY MATERIAL IN ANY PARTICULAR APPLICATION, CORROSION RESISTANCE AND SUITABILITY FOR USE OF ANY MATERIAL IS DEPENDENT UPON OPERATING ENVIRONMENT AND CONDITIONS, CLEANING AGENTS AND PRACTICES, AND MANY OTHER FACTORS BEYOND THE CONTROL OF SELLER. PURCHASER BEARS ALL RESPONSIBILITY AND RISK FOR CORROSION OR SUITABILITY FOR USE OF ALL MATERIALS IN THEIR PARTICULAR APPLICATION.

12.          CLEANLINESS. Unless otherwise provided on the face hereof, Seller’s obligation is to provide completed equipment to the shipping carrier in broom-clean condition. PRIOR TO PLACING THE EQUIPMENT INTO SERVICE, THE EQUIPMENT MAY REQUIRE CLEANING to remove road film, adhesive film from the protective sheeting, abrasives dust, or other residues resulting from the manufacturing process and shipment.

13.          CANCELLATION. Purchaser shall not have any right to cancel this Agreement without Seller’s prior written consent, and without paying Seller a cancellation charge equal to total selling price less the estimated direct labor and materials not expended less the salvage value of materials already purchased.

14.          REMEDIES. If Purchaser fails to make required payments in a timely manner, or breaches any of the other terms or conditions hereof or any other agreement with Seller, Seller shall have the right to terminate this Agreement and withhold further shipments on this or any other order. The remedies provided herein shall be cumulative and in addition to any other remedies allowed by law or in equity. The failure of Seller to exercise any remedy shall not constitute a waiver of the right to exercise that, or any other remedy; and no waiver of any breach of any provision herein shall operate as a waiver of any other breach of the same or any other provision.

15.          APPLICABLE LAW. This Agreement shall be governed by the laws of the State of Missouri, without reference to its choice of law provisions. Purchaser hereby consents to personal jurisdiction of the state and federal courts located in Springfield, Missouri, and agrees that any suit shall be brought solely in such courts. In the event of a suit between the parties, THE PARTIES EXPRESSLY WAIVE ANY RIGHT TO TRIAL BY JURY.

16.          ARBITRATION. Except as provided in paragraph 4 hereof, any dispute, controversy or claim arising out of or relating to this Agreement or any purchase order issued by Purchaser and accepted by Seller hereunder (including, but not limited to, any dispute relating to the existence, interpretation, breach or termination hereof or thereof) that cannot be resolved by the parties involved, within ninety (90) days of notification by either party of the dispute, shall be resolved by binding arbitration administered by, and in accordance with the Arbitration Rules of the American Arbitration Association. The award of the arbitrator(s) may be entered by any court having jurisdiction thereof. The costs of the arbitration shall be shared equally by the parties, and each party shall bear its own attorney fees and expenses. Any arbitration proceeding shall be conducted exclusively in Springfield, Missouri.

17.          MISCELLANEOUS. This Agreement is intended by the parties as a complete and exclusive statement of the terms of their agreement. No course of prior dealings between the parties and no usage of trade shall be relevant to supplement or explain any term used herein, and no modification shall be binding on Seller unless made in a writing signed by Seller. No claim or right arising out of a breach of this Agreement can be discharged in whole or in part by a waiver or renunciation of the claim or right unless the waiver or renunciation is supported by separate consideration and is in a writing signed by Seller. Purchaser shall not assign its rights or delegate its duties under this Agreement. Facsimile and E-mail signatures of the parties shall constitute original signatures for all purposes. The invalidity of any portion of this Agreement shall not affect the validity of any remaining portions thereof.

THIS AGREEMENT CONTAINS A BINDING ARBITRATION PROVISION WHICH MAY BE ENFORCED BY THE PARTIES.